EXHIBIT 8

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                          New York, New York 10019-6064

                                                August 9, 1999

SFAC New Holdings, Inc.
520 Lake Cook Road
Suite 550
Deerfield, Illinois 60015

            Registration Statement on Form S-4 (Registration No. 333-83149)

Ladies and Gentlemen:

            In connection with the referenced Registration Statement on Form S-4 (the "Registration Statement") filed on July 19, 1999 by SFAC New Holdings, Inc. (the "Issuer"), a Delaware corporation, with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested to render this opinion. Capitalized terms used and not otherwise defined shall have the meanings given those terms in the Registration Statement.

            In this regard, we have reviewed copies of the Registration Statement (including its exhibits) with respect to the offer by the Issuer to exchange up to $587,126,474 aggregate principal amount of its 13% Senior Secured Discount Debentures due 2009 for (i) up to $587,025,332 aggregate principal amount of its outstanding 13% Senior Secured Discount Debentures due 2009 and
(ii) up to $55,000 aggregate principal amount of the outstanding 13% Senior Secured Discount Debentures due 2005 of Specialty Foods Acquisition Corporation, a Delaware corporation, plus accrued interest as of the date of the exchange. We have also made
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SFAC New Holdings, Inc.
August 9, 1999
Page -2-


those other investigations of fact and law and have examined the originals, or copies authenticated to our satisfaction, of those other documents, records, certificates or other instruments that in our judgment are necessary or appropriate to enable us to render our opinion.

            Our opinion is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect today. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change and those changes could apply retroactively. Any change could affect the continuing validity of our opinion. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly stated in this letter, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

            Based upon and subject to the above, the legal matters and conclusions stated in the Registration Statement under the heading "Certain Federal Income Tax Considerations" constitute our opinion with respect to those matters.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we
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SFAC New Holdings, Inc.
August 9, 1999
Page -3-

do not admit that we come within the category of persons whose consent is required by the Act or the Rules.

                             Very truly yours,


                             /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                             PAUL, WEISS, RIFKIND, WHARTON & GARRISON